Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Visa Inc. and Subsidiaries:

We consent to the use of our report dated December 19, 2007, with respect to the consolidated balance sheets of Visa International and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of operations, changes in equity, comprehensive income, cash flows, and financial statement Schedule II for each of the years in the three-year period ended September 30, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

San Francisco, California

December 19, 2007